Exhibit 10.26

PURCHASE AND SALE AGREEMENT

EFFECTIVE DATE:	July 1, 2003

PARTIES:	Cox Health, a Missouri corporation
1423 N. Jefferson
Springfield, MO 65802
Fax No. (417) 269-3092
Attn: David Stewart ("Cox")

Medtox Laboratories, Inc., a Minnesota corporation
402 West County Road D
St. Paul, MN 55112
Fax No. (651) 628-6150
Attn: Kevin Wiersma ("Medtox")

RECITALS:

       A.        Cox currently performs testing for drugs of abuse (the “Services”) to certain businesses (the “Customers”).

       B.        Medtox desires to purchase from Cox its Customer List (defined below), free and clear of any and all liabilities, liens, claims, charges, security interests, pledges, restrictions and encumbrances of every kind and character (collectively, the “Encumbrances”), subject to the terms and conditions of this Purchase and Sale Agreement (the “Agreement”).

       C.        Cox has agreed to sell the Customer List (defined below) to Medtox subject to the terms and conditions of this Agreement.

AGREEMENT:

        In consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

      1.        Sale of Customer List.

           a.        Description of Customer List. Upon the terms and subject to the conditions of this Agreement, Cox shall sell, transfer, assign, convey, and deliver to Medtox, and Medtox shall purchase from Cox, free and clear of all Encumbrances, all of Cox’s right, title and interest in and to the list of all of the Customers (including such Customers’ contact information) attached hereto as Exhibit A (collectively, the “Customer List”).

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b. Purchase Price. In consideration of the sale of the Customer List by Cox to Medtox, Medtox agrees to pay Cox as set forth on Schedule 1(b).

           c.        Reports and Payment. On or before the end of the fourth full calendar month following the Effective Date and within thirty (30) days after the end of each three (3) month period thereafter during the term of this Agreement, Medtox shall provide to Cox a written report itemizing the amounts invoiced to Customers and the Cash Revenues and shall deliver payment for the amounts then due to Cox; provided, however, Medtox shall be entitled to withhold any portion or all of the payments due Cox pursuant to Section 7.

           d.        Records. Medtox agrees to keep accurate written records in sufficient detail to enable the consideration payable under this Agreement by Medtox to be determined and verified. Medtox shall maintain such records during the term of this Agreement and for a period of not less than three (3) years thereafter; provided, however, the obligation of Medtox to maintain such records shall terminate upon breach by Cox of any covenant or agreement contained in this Agreement or any representation or warranty made by Cox shall prove to be materially untrue or misleading.

           e.        Audit of Records. Upon reasonable notice and during regular business hours, Medtox shall make its business records relating to the Customer List available for audit by an independent accountant selected by Cox to verify the accuracy of the reports provided and the payments made by Medtox to Cox under this Agreement. Such audits shall be at the expense of Cox; provided, however, (i) if any such audit reveals underpayment by more than five percent (5%) during the audit period, Medtox shall reimburse Cox for all expenses incurred by Cox to conduct such audit, and (ii) the obligation of Medtox to make its business records available to Cox shall terminate upon breach by Cox of any covenant or agreement contained in this Agreement or any representation or warranty made by Cox shall prove to be materially untrue or misleading.

2. No Assumption of Liabilities. Medtox is not assuming any liabilities, obligations or undertakings of Cox. 3. Transition of Customer Business.

a. Open Purchase Orders. Cox shall perform Services on any Customer order submitted prior to the Effective Date.

b. Outstanding Invoices. Cox shall retain all payments received by it under outstanding invoices for Services ordered prior to the Effective Date.

4. Representations and Warranties of Cox. Cox represents and warrants as follows: 2

           a.        Organization. Cox is a corporation duly organized, validly existing and in good standing under the laws of the state of Missouri. Cox has all corporate right, power and authority, and holds any and all privileges, franchises, immunities, licenses, permits, authorizations and approvals, and has made any and all qualifications, registrations and filings, which are required (by law, contract, agreement or otherwise) for it to own and operate its properties and assets, and to otherwise carry on and conduct the Business.

           b.        Authority. This Agreement has been duly authorized, executed and delivered by Cox and is valid and binding obligation of Cox enforceable against Cox in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors rights generally and except as such enforceability may be limited by general principles of equity; and Cox has full corporate right and power to enter into and perform its obligations under this Agreement.

c. Qualifications. Cox is qualified to do business as a foreign corporation in each jurisdiction where the conduct of its business or its ownership of properties requires such qualifications.

           d.        Conflicts. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, does or will, after the giving of notice, or the lapse of time, or otherwise, (i) conflict with, result in a breach of, or constitute a default under, the Articles of Incorporation or By-laws of Cox, or any federal, state or local law, statute, code, ordinance, rule or regulation, or any federal, state or local court or administrative order or process, or any contract, agreement, arrangement, commitment or plan to which Cox is a party, or under which Cox may be obligated, or by which Cox may be subject or bound, (ii) result in the creation of any mortgage, pledge, lien, claim, charge, encumbrance or assessment upon, or otherwise adversely affect, any of the Customer List, or (iii) terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform or comply with, any contract, agreement, arrangement, commitment or plan to which Cox is a party, or under which Cox may be obligated, or by which Cox may be subject or bound.

e. Title to Customer List. Cox has good and marketable title to the Customer List, free and clear of any Encumbrances or other adverse interests of any kind.

           f.        Compliance with Law. Cox is not materially in default under or in violation of any applicable statute, law, ordinance, decree, order, rule, regulation, franchise, permit or license of any governmental body applicable to the Customer List or the Services.

           g.        Customer List. The Customer List does not contain individual names or any other potentially identifying information about the individuals who have been tested or will be tested in connection with the Services.

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           h.        Consents. Cox is not required to obtain any consent or other approvals from any governmental agency or other person (including, without limitation, any Customer and any financial institution) as a result of the transactions contemplated hereby.

           i.        Privacy. Neither the creation, possession or use of the Customer List, nor the transfer of the Customer List to Medtox along with subsequent possession and use by Medtox, has violated or will violate any applicable law or regulation, including but not limited to, the Federal Trade Commission Act (FTC Act) or Health Insurance Portability and Accountability Act (HIPPA) and the regulations promulgated thereunder. Cox further represents and warrants that it has not adopted any privacy or similar policy and has not given any notices or made any statements regarding privacy, confidential information or the like to any of the Customers.

j. Non-Disclosure. Cox has not disclosed, granted a license to use, transferred or otherwise shared the Customer List with any person or entity engaged in the Business during the past three (3) years.

5. Representations and Warranties of Medtox. Medtox represents and warrants as follows:

a. Organization. Medtox is a corporation, duly organized and validly existing and in good standing under the laws of Minnesota.

           b.        Authority. This Agreement has been duly authorized, executed and delivered by Medtox and is a valid and binding obligation of Medtox enforceable against Medtox in accordance with its terms; and Medtox has full corporate right and power to enter into and perform its obligations under this Agreement.

      6.        Covenants of Cox.

           a.        Covenant Not to Compete. For a period of five (5) years commencing as of the Effective Date, anywhere in the United States, neither Cox nor any of its affiliates shall directly or indirectly, either for itself or any other person, (i) own, manage, control, participate in, permit is name to be used by, consult with, render services for or otherwise assist in any manner any entity that owns, invests in, manages, controls or engages in the Services (the “Restricted Business”), (ii) employ or attempt to employ or assist anyone else to employ any current or future employee of Medtox without the prior written consent of Medtox, or (iii) solicit any Customer or do business substantially identical to, or competitive with the Restricted Business. If, at the time of enforcement of this Section 6, the duration, scope or area restrictions stated herein are found to be unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area. Cox agrees that Medtox shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations under this Section 6 not only by an action or actions for damages, but also by an action or actions for specific performance, injunction and/or other equitable relief without posting any bond or security to enforce or prevent any violations, whether anticipatory, continuing or future, of the provisions of this Section 6.

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           b.        Confidentiality. From and after the Closing, neither Cox, nor any of its affiliates, or agents will use any the Customer List for itself or for any other person, firm, corporation, limited liability company, partnership or other entity unless such use (i) is approved for such use or disclosure by Medtox in writing, or (ii) is used or disclosed pursuant to applicable laws, statutes, rules, regulations or orders of governmental authorities or the order of any court of competent jurisdiction provided that Medtox is given reasonable prior notice of such disclosure.

           c.        Further Assurances. Cox shall deliver to Medtox such other documents and instruments as may be reasonably required to consummate the transactions contemplated hereby. All documents, instruments and opinions to be furnished by Cox pursuant hereto shall be in form and substance reasonably satisfactory to Medtox and its counsel.

7. Default; Remedies.

           a.        Withhold Payment. In addition to any other remedy available to Medtox, if Cox shall fail to observe or perform any of the terms, conditions, covenants or agreements required to be observed or performed by Cox under this Agreement or any representation or warranty made by Cox in this Agreement shall prove to have been untrue in any material respect or materially misleading as of the time such representation or warranty was made, Medtox may withhold any payments due to Cox under Section 1.

           b.        Specific Performance. It is understood that, in the event of a breach of this Agreement, the measure of damages at law to the affected party will be difficult to ascertain and the remedy at law may be inadequate. Accordingly, it is specifically agreed that both Cox and Medtox shall be entitled to the remedy of specific performance to enforce the terms and conditions of this Agreement

           c.        Arbitration. Except for (i) any claims for temporary or permanent injunctive relief or (ii) any causes of action brought in equity by either party hereto, any and all disputes, controversies, or claims arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be finally settled in accordance with this Section 7(c).

           i.        Either party may initiate negotiation proceedings by writing a letter to the other party setting forth the particulars of the dispute, the terms of the contract that are involved and the suggested resolution of the dispute. If the dispute is not resolved within thirty (30) days after delivery of the initial written letter setting forth the particulars of the dispute, either party may submit such dispute to binding arbitration conducted pursuant to the provisions of this Agreement and the commercial arbitration rules of the American Arbitration Association (“AAA”), unless such AAA rules are inconsistent with the provisions of this Supply Agreement, in which case the rules of this Agreement shall govern.

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           ii.       The case shall be submitted to a single arbitrator who shall be a retired state or federal judge or an attorney who has practiced in the area of business litigation or in the substantive area of law related to this Agreement, for at least ten (10) years. Each party shall submit a list of three (3) arbitrators to the other party within ten (10) days after the initiating party has delivered a written notice to the other party demanding arbitration of the dispute. From the combined list, the parties shall mutually agree on the arbitrator. Should the parties be unable to agree on the choice of an arbitrator within thirty (30) days after delivery of the written notice demanding arbitration, the arbitration shall be conducted by a panel of three (3) arbitrators. Each party shall choose one arbitrator within ten (10) after the expiration of the above thirty (30) day period and the two selected shall choose a third arbitrator within five (5) days after their appointment.

           iii.      The site of the arbitration shall be in the metropolitan area of Minneapolis/St. Paul in the state of Minnesota. The exact location within such metropolitan area shall be designated by the arbitrator(s). The arbitrator(s) shall allow the parties to conduct limited discovery.

           iv.       The arbitration award shall be final and binding upon the parties and may be entered and enforced in any court having jurisdiction. Each party shall bear its own expenses and the costs of arbitration shall be borne equally by the parties.

      8.        Closing. The consummation of the transactions contemplated by this Agreement shall occur on the Effective Date (the “Closing”).

      9.        Bill of Sale. On the Effective Date, Seller shall execute and deliver to the Buyer a Bill of Sale, in the form attached as Exhibit B, conveying the Customer List to Medtox, free and clear of all Encumbrances.

      10.       General Provisions.

a. Expenses. Each party will pay its own legal, accounting and other expenses incurred in connection with this Agreement.

b. Brokerage. Neither party has engaged a broker or finder in connection with this transaction.

           c.        Nature and Survival of Representations. All statements contained in any certificate or other instrument delivered by or on behalf of a party pursuant hereto shall be deemed representations and warranties by the party making such statements. No party shall be deemed to have made any representations or warranties except as specifically provided in this Agreement. All representations and warranties of Cox contained herein and the covenants and agreements contained in Sections 5, 6, 7, 10(c) and 10(d) shall survive the consummation of the transactions contemplated by this Agreement and shall continue indefinitely.

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           d.        Indemnification. Cox shall indemnify Medtox with respect to any claim arising from the Customer List, and any breach of any of Cox’s obligations under this Agreement, and shall hold Medtox harmless from, any out-of-pocket loss, cost, liability or expense (including, but not limited to reasonable legal fees) which Medtox may incur or suffer by reason of, or which results, arises out of, or is based upon the Customer List, the inaccuracy or breach of any representation or warranty made by Cox in this Agreement or the failure of Cox to comply with any of its covenants in this Agreement. If any damages as defined in this Section shall result in any tax saving or other monetary benefit to Medtox, the amount of such damages shall be reduced to reflect such benefit.

           e.        Notices. All notices, demands and other communications provided for in this Agreement shall be in writing and shall be given by personal delivery, via facsimile transmission (receipt telephonically confirmed), by nationally recognized overnight courier (prepaid), or by certified or registered first class mail, postage prepaid, return receipt requested, sent to each party, at its address as set forth at the beginning of this Agreement or at such other address or in such other manner as may be designated by such party in written notice to the other party. All such notices, demands and communications shall be effective when personally delivered, one (1) business day after delivery to the overnight courier, upon telephone confirmation of facsimile transmission or upon receipt after dispatch by mail to the party to whom the same is given or made.

f. Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

           g.        Entire Agreement. This Agreement, together with Exhibit A, contains the entire contract between the parties as to the subject matter hereof and supersedes any prior or contemporaneous written or oral agreements between the parties with respect to the subject matter hereof.

           h.        Severability. Any provision of the Agreement which is prohibited or unenforceable in any jurisdiction shall, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

i. Captions. The captions or headings herein are for convenience only and in no way define, limit or describe the scope or intent of any provisions of this Agreement.

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           j.        Modifications and Waivers. No purported amendment, modification or waiver of any provision of this Agreement shall be binding unless set forth in a written document signed by all parties (in the case of amendments and modifications) or by the party to be charged thereby (in the case of waivers). Any waiver shall be limited to the circumstance or event specifically referenced in the written waiver document and shall not be deemed a waiver of any other term or provision of this Agreement or of the same circumstance or event upon any recurrence thereof. The failure of any party at any time to require performance of any provisions hereof shall, in no manner, affect the right at a later date to enforce the same.

k. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without application of its conflict of laws provisions.

           l.        Counterparts. This Agreement may be executed in any number of counterparts, and transmitted via facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures on the Following Page] 8

IN WITNESS WHEREOF, the parties have executed this Agreement, in the manner appropriate to each, to be effective as of the date on the first page hereof.

COXHEALTH

By s/s Larry D. Wallis
Its President and CEO

MEDTOX LABORATORIES, INC

By s/s Kevin J. Wiersma
Its CFO, COO

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EXHIBIT A

Customer List

Attached. 10

EXHIBIT B

Bill of Sale

Attached. 11

SCHEDULE 1(b)

Purchase Price

In consideration of the sale of the Customer List by Cox to Medtox, Medtox agrees to pay Cox as follows:

(i) the sum of fifty thousand and no/100 dollars ($50,000.00) (the “Initial Payment”) at Closing (defined in Section 8); and

           (ii)       fifty percent (50%) of the Cash Revenues (defined below) (the “Initial Period Payments”), less the Initial Payment, for a period of one (1) year from the Effective Date (the “Initial Period”); and

           (iii)      six and one-half percent (6.5%) of the Cash Revenues (defined below) (the “Remaining Payments”), for a period of two years following the Initial Period; provided, however, in the event the Initial Period Payments do not equal or exceed the Initial Payment, the Remaining Payments shall be reduced by an amount equal to the Initial Payment less the Initial Period Payments.

For purposes of this Agreement, “Cash Revenues” shall mean the cash actually received by Medtox from the Customers for the amount invoiced by Medtox to the Customers, less the specimen collection costs and the Medical Review Officer (MRO) fees incurred by Medtox.

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